Exhibit 12.1

VINCENT R. RUSSO

DIRECT LINE: 404-856-3260

Email: vrusso@robbinsfirm.com

December 4, 2019

VIA ELECTRONIC MAIL

Groundfloor Finance Inc.

600 Peachtree St. NE

Suite 810
Atlanta, GA 30308

nick@groundfloor.us

Re:	Offering Statement on Form 1-A

Ladies and Gentlemen:

We have examined the Offering Statement on Form 1-A (File No. 024-10758) of Groundfloor Finance Inc., a Georgia corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) in connection with the Company’s proposed issuance of up to 472,100 shares of the Company’s Common Stock (the “Securities”) of which (i) 405,500 shares were previously sold at a price of $10 per share; (ii) 194,000 shares were previously sold at a price of $15 per share; and (iii) 100,000 shares to be sold at a price of $20 per share (as such term is defined in Offering Circular Amendment No. 5 to the Offering Statement), all pursuant to Regulation A of the Securities Act of 1933, as amended (the “Securities Act”).

In rendering this opinion, we have reviewed such documents as we have deemed appropriate to render the opinions set forth herein, including the following: (i) the Offering Statement and the Offering Circular included as Part II of the Offering Statement; (ii) the Second Amended and Restated Articles of Incorporation of the Company, filed with the Georgia Secretary of State (included as Exhibit 2.1 to the Offering Statement); (iii) the Bylaws of the Company (included as Exhibit 2.2 to the Offering Statement); (iv) action of the Directors of the Company authorizing the offer and sale of the Securities pursuant to the terms of the Offering Statement; and (v) public records of the Georgia Secretary of State indicating the Company is active and in good standing under the Georgia Business Corporation Code.

In reviewing documents for this opinion, we have assumed and express no opinion as to the authenticity and completeness of all documents submitted to us, including the conformity of all copies to the originals, and the legal capacity of all persons or entities executing the documents. Additionally, in rendering the opinions set forth below, we have assumed that: (i) each purchaser of the Securities has the legal capacity or power, corporate or other, to enter into and perform all such obligations under the Subscription Agreement and the Groundfloor Common Stock Voting Agreement; (ii) any and all representations of the Company are correct as to questions of fact; (iii) the Securities will be properly qualified as necessary or are otherwise exempt from qualification in each state in which the Securities are to be offered or sold; and (iv) the public offer or sale of the Securities shall be exempt from registration under Section 3(b) of the Securities Act.

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